Exhibit 5.1

Tel-Aviv, March 12, 2025

Innoviz Technologies Ltd.
Innoviz Technologies Campus
5 Uri Ariav St., Bldg. C, Nitzba 300
Rosh HaAin 4809202
Israel

Ladies and Gentlemen:

Innoviz Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 7,187,592 of its Ordinary Shares, no par value per share (the “Shares”), issuable under the Innoviz Technologies Ltd. 2021 Share Incentive Plan (the “Plan”).

As special Israeli counsel to the Company, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion.  Upon the basis of such examination, we are of the opinion that, when the Shares are issued and sold pursuant to the terms of the Plan and in accordance with the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /S/ Naschitz, Brandes, Amir & Co., Advocates Naschitz, Brandes, Amir & Co., Advocates